                                                                    EXHIBIT 3(a)

                          CERTIFIED COPY OF RESOLUTIONS

          I, E. P. CASSIDY, Secretary of PEOPLES ENERGY CORPORATION (herein called the "Company"), DO HEREBY CERTIFY that the following is a true and correct copy of certain resolutions unanimously adopted by written consent of the Board of Directors of said Company on December 1, 1993, and said resolutions have not been amended, rescinded or revoked and the same remain in full force and effect:


               RESOLVED, That, effective as of the close of business on February 24, 1994, Section 3.1 of Article III of the By-Laws of the Company be, and it hereby is, amended by deleting said Section in its entirety and substituting the following in lieu thereof:

                                   ARTICLE III
                            DIRECTORS AND COMMITTEES

               SECTION 3.1. NUMBER AND ELECTION. The business and affairs of the Company shall be managed and controlled by a Board of Directors, eleven (11) in number, none of whom need to be a shareholder, which number may be altered from time to time by amendment of these by-laws, but shall never be less than three (3). Except as provided in the Articles of Incorporation, the directors shall be elected by the shareholders entitled to vote at the annual meeting of such shareholders and each director shall be elected to serve for a term of one (1) year and thereafter until his successor shall be elected and shall qualify.

               RESOLVED FURTHER, That the Secretary of the Company be, and he hereby is, directed to initial a copy of the amended By-Laws presented at this meeting and place it with the important papers of this meeting.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 7th day of December, 1994.

                                        /s/ E. P. CASSIDY
                                        --------------------
                                             Secretary